Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder of

Toys “R” Us – Delaware, Inc.

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-164018 of our report dated June 23, 2009 related to the consolidated balance sheets of Toys “R” Us – Delaware, Inc. (“Toys-Delaware”) as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three fiscal years in the period ended January 31, 2009 appearing in the Prospectus, which is part of this Registration Statement (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) a change in accounting estimate effected by a change in accounting principle related to gift card breakage, ii) a change in accounting method for valuing the merchandise inventories from the retail inventory method to the weighted average cost method, iii) the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, and iv) the consolidated statements of cash flows restatement for the fiscal years ended February 2, 2008 and February 3, 2007). We also consent to the reference to us under the headings “Selected Historical Consolidated Financial Data of Toys-Delaware” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

February 3, 2010